_________________, 1998

The James Advantage Funds
1349 Fairground Road
Beavercreek, Ohio  45385

Gentlemen:

      The undersigned hereby purchases 1 share of The James Advantage Funds at $10 per share, representing a total investment of $10.00 in the shares of the series of The Golden Rainbow Fund. The undersigned hereby represents that (i) such purchase is for investment purposes, and (ii) the undersigned has no present intention of redeeming or selling said shares.



                                        JAMES INVESTMENT RESEARCH, INC.


                                        By:    ______________________

                                        Name:  ______________________

                                        Title: ______________________